  Exhibit 99.1

AzurRx BioPharma to Acquire Payment Rights to Lead
Drug Candidate MS1819-SD from Protea Biosciences
Group

Eliminates milestone and royalty payments
to Protea Biosciences Group

NEW YORK, December 12, 2018 -- AzurRx BioPharma, Inc. (NASDAQ:AZRX) (“AzurRx” or the “Company”), a company specializing in the development of non-systemic, recombinant therapies for gastrointestinal diseases, announced that it is acquiring royalty and milestone obligations to its lead drug candidate MS1819-SD, a recombinant lipase for exocrine pancreatic insufficiency, from Protea Biosciences Group (“Protea”), who initiated Chapter 11 proceedings in December 2017. Following an auction held on November 27, 2018, AzurRx emerged as the successful bidder for contractual rights to milestone and royalty payments under a Stock Purchase and Sale Agreement previously executed by AzurRx and Protea. The transaction was approved by Judge Patrick J. Flatley of the United States Bankruptcy Court for the Northern District of West Virginia. Final closing is scheduled to occur on or before December 31, 2018. AzurRx will pay a total of $1.55 million for the assets, of which $250,000 will be paid in cash and the remaining balance will be paid by the issuance of restricted shares of AzurRx’s common stock.

As a result of this transaction, AzurRx will eliminate a $2 million milestone payment that would have been due to Protea upon FDA approval of MS1819-SD. Additionally, AzurRx will no longer be obligated to pay the 2.5% royalty that would have been due on the first $100 million of net sales of MS1819-SD and 1.5% of net sales in excess of $100 million. Finally, the transaction removes the requirement that Protea receive 10% of the total consideration for MS1819-SD or AzurRx if either the product or the Company were to be acquired by a third party.

Thijs Spoor, CEO of AzurRx, commented, “We are very pleased to have obtained Protea’s remaining rights to MS1819, our lead drug candidate, as this should result in significant financial benefit for our shareholders. Not only does this transaction enhance our balance sheet by eliminating the contingent consideration liability, but more importantly, it removes future royalty and milestone payments we would owe to Protea upon commercialization MS1819-SD. We believe this transaction is on quite favorable terms and timely given the recent FDA clearance of our Investigational New Drug Application and our successful Phase 2 EPI trial in patients with chronic pancreatitis, which demonstrated both safety and statistically significant efficacy. We are moving ahead aggressively with our planned Phase 2 study of MS1819-SD in cystic fibrosis patients and expect to announce additional key milestones before year-end.”

About AzurRx BioPharma, Inc.

AzurRx BioPharma, Inc. (NASDAQ:AZRX) is engaged in the research and development of non-systemic biologics for the treatment of patients with gastrointestinal disorders. MS1819 recombinant lipase for exocrine pancreatic insufficiency is the Company's lead development program, and additional early stage research is being conducted for the prevention of hospital-acquired infections. The Company is headquartered in Brooklyn, NY, with scientific operations based in Langlade, France. Additional information on the Company can be found at www.azurrx.com.

For more information:
AzurRx BioPharma, Inc.,
760 Parkside Avenue
Suite 304
Brooklyn, NY 11226
Phone: (646)-699-7855
info@azurrx.com